EXHIBIT 2.10

BY-LAWS

of

Han Tang Technology Inc a Wyoming corporation

SHAREHOLDERS AND MEETINGS

Section 1. Each shareholder shall have one vote in person or by proxy for each share of stock issued in his name at the beginning of any shareholders’ meeting.

Section 2. Any shareholder may examine the books and accounts of the corporation during business hours in the office of the corporation.

Section 3. The annual meeting of the shareholders for the election of directors and for general business shall be held annually at the offices of the corporation on such date as the directors may determine or as may otherwise be set by law.

Section 4. Special meetings of the shareholders may be called at any time by the President, or shall be called by the President upon the written request of two of the directors, or shall be called by him upon the written request of shareholders holding twenty percent of the issued and outstanding shares of common stock of the corporation, provided the request specifies the object thereof. Notices of a special meeting specifying the object thereof shall be mailed by the Secretary to the post office address of the shareholders as shown by the records of the corporation at least ten days prior to the time for the holding of such meeting. At such special meetings no business shall be transacted other than that specified in the notice.

Section 5. A quorum shall consist of shareholders in person or by proxy holding a majority of the issued and outstanding shares of common stock.

DIRECTORS

Section 11. The business and property of the corporation shall be managed by a board of directors, the number of members of which shall be as set forth in the Articles of Incorporation of the corporation or by a resolution of the shareholders or directors.

Section 12. The Board of Directors shall be elected by non-cumulative voting by the shareholders according to the laws of Wyoming.

Section 13. Any vacancy shall be filled until the next election of directors by majority vote of the remaining directors.

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Section 14. The Board of Directors shall in their discretion select and remove officers and employees, determine their duties and fix their compensation.

Section 15. The Board of Directors may meet immediately after each annual meeting and so often in addition as necessary. Special meetings of the Board of Directors may be called at any time by the President. If the President shall neglect or refuse to call a special meeting when requested in writing by a director, then such special meeting may be called by two directors. At any meeting at which a majority of the directors are present, any business may be transacted if approved by a majority of all of the directors.

Section 16. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which to the extent provided in such resolution shall have and may exercise, subject to the limitations imposed by law, all the authority of the Board of Directors.

Section 17. Any contract or other transaction between the corporation and any one or more of its directors or any firm, corporation or association in which any one or more of its directors is interested shall be valid for all purposes notwithstanding the presence of an interested director or directors at any meeting acting upon such matter and notwithstanding his or their participation in such action, if such interests shall have been disclosed or shall be known to those present at the meeting, and the Board shall nevertheless authorize or approve or ratify the same by a vote of the majority of those present not counting those interested in determining whether a quorum is present or a majority. This paragraph shall not be construed to invalidate any contract or transaction which would otherwise be valid under the common law or statutory law applicable thereto.

OFFICERS

Section 21. Immediately after the adjournment of the annual meeting of shareholders, the newly elected Board of Directors shall meet and elect a President, one or more Vice-Presidents, a Treasurer and Secretary, and may elect an Assistant Secretary or an Assistant Treasurer, who shall hold their offices for one year, and until their successors shall have been duly elected and qualified. One person may hold more than one office and officers need not be directors or shareholders.

Section 22. The PRESIDENT shall be the chief executive officer and in the recess of the Board of Directors shall have the general control and management of its business and affairs, subject, however, to the regulations of the Board of Directors. He shall preside at all meetings of the shareholders and of the Board of Directors, and shall be a member ex-officio of all committees. He shall make annual reports showing the condition of the affairs of the corporation, and make such recommendations as he thinks proper, and submit the same to the annual meeting of the shareholders; and he shall always present to the Board of Directors such information touching the business and property of the corporation as may be required.

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Section 23. The VICE-PRESIDENT shall assume the duties and responsibilities of the President in case of his absence, disability or removal. He shall also perform such executive duties as may be delegated to him by the President or the Board of Directors.

Section 24. The SECRETARY shall attend all meetings of the shareholders and of the directors, and shall make and keep minutes thereof in the minute book, and he shall be the custodian of the records of the corporation. He shall see that due and proper notice is given of the meetings of the shareholders and of the directors. The Assistant Secretary may perform the duties of the Secretary.

Section 25. The TREASURER shall keep full and accurate accounts in books of the corporation and shall deposit all receipts to the credit of the corporation in depositories designated by the Board of Directors. He shall render to the President and Board of Directors whenever they may require it, an account of all his transactions as Treasurer and of the financial condition of the corporation, and at the annual meeting of the shareholders he shall make a complete report for the preceding year. The Assistant Treasurer may perform the duties of the Treasurer.

Section 26. For any reason which may seem sufficient to the Board of Directors, the Board may delegate any officer’s powers and duties for the time being to any other officer or any other director.

SHARES OF STOCK

Section 31. The directors of the corporation shall determine whether the shares of the corporation shall be represented by certificates. If shares are to be in book entry or uncertificated form, within a reasonable time after the issue or transfer of shares, the corporation shall send the shareholder a written statement which includes the following:

(1)	The name of the corporation, and that it is organized under the laws of the state of Wyoming.

(2)	The name of the person to whom such shares are issued.

(3)	The number and class of shares and designation of series, if any.

(4)	The designations, relative rights, preferences, and limitations applicable to each class and the variations in the rights, preferences, and limitations determined for each series, and the authority of the board of directors to determine variations for future series, if any.

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Section 32. Shares of stock of the corporation shall be transferable only on the books of the corporation upon the surrender and cancellation of the certificate therefor duly endorsed.

Section 33. The Board of Directors may direct issue of new certificates of stock in lieu of lost or destroyed certificates if and when the owner thereof shall prove the facts and his ownership and shall indemnify the corporation against liability to the satisfaction of the directors.

Section 34. the corporation may redeem or purchase and issue or sell its shares of stock according to law.

Section 35. Shareholders shall not have pre-emptive rights to purchase any subsequent issues of any shares.

SEAL

Section 41. The Board of Directors may provide a corporate seal, but need not do so, which shall be in the form of a circle and shall have inscribe the name of the corporation and the words “CORPORATE SEAL WYOMING.”

AMENDMENTS

Section 51. These BY-LAWS may be amended, altered, modified or added to by affirmative vote of a majority of the Board of Directors.

GENERAL PROVISIONS

Section 61. Whenever any notice is required to be given to any shareholder or director a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice.

Section 62. Any action which may be taken at a meeting of the shareholders or directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the requisite number of the shareholders or directors entitled to vote with respect to the subject matter thereof as may be required by Wyoming law.

Section 63. Dividends shall be declared by the Board of Directors, if declared, according to law.

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Section 64. No loans shall be contracted on behalf of the corporation and the property of the corporation shall not be mortgaged or encumbered and no evidence of indebtedness shall be issued in its name unless authorized by a majority of the Board of Directors. Such authority may be general or confined to specific instances.

Section 65.

(a) the corporation shall indemnify an individual made a party to a proceeding because he is or was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if:

(1)	he conducted himself in good faith; and

(2)	he reasonably believed that his conduct was in or at least not opposed to the corporation’s best interest; and

(3)	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(b) Indemnification shall also be provided for an individual’s conduct with respect to an employee benefit plan if the individual reasonably believed his conduct to be in the interests of the participants in and beneficiaries of the plan.

(c) the corporation shall pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the corporation who is a party to a proceeding in advance of final disposition of the proceeding if:

(1)	the individual furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described herein;

(2)	the individual furnishes the corporation a written undertaking executed personally or on his behalf to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

(3)	A determination is made that the facts then known to those making the determination would not preclude indemnification under the law.

The undertaking required by this paragraph shall be unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

(d) The indemnification and advancement of expenses authorized herein shall not be exclusive of any other rights to which any director, officer, employee or agent may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. The articles of incorporation shall not be interpreted to limit in any manner the indemnification or right to advancement for expenses of an individual who would otherwise be entitled thereto. The articles of incorporation and these by-laws shall be interpreted as mandating indemnification and advancement of expenses to the extent permitted by law.

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CERTIFICATE OF SECRETARY

The undersigned certifies:

(1) That the undersigned is the duly elected and acting secretary of the corporation, a Wyoming corporation; and

(2) That the foregoing bylaws constitute the bylaws of the corporation as duly adopted by a resolution of the directors dated October 9, 2018.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 9th day of October 2018

Secretary

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